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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the reference to us under the heading "Other Services -- Independent Accountants" in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A of the Morgan Stanley Strategic Adviser Fund, Inc.

/s/ PRICE WATERHOUSE LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
July 24, 1997